Exhibit 10.1

February 4, 2011

PacificHealth Laboratories
100 Matawan Rd
Matawan, NJ 07747

Dr. Robert Portman
Signal Nutrition LLC
247 Kemp Ave.
Fair Haven, NJ 07704

Dear Robert,

You've made tremendous progress in developing our 2011 consumer messaging and new product plans.  It is our intention to continue our arrangement with recognition of the incremental hours the assignment is taking.

I.	Parties
a.	This consulting agreement is between PacificHealth Laboratories, Inc. (“PHLI”) and Signal Nutrition LLC.

II.	Responsibilities of Signal Nutrition, LLC (continued as per our original agreement, which is hereby terminated)

a.	Science
i.	Develop a cohesive scientific posture for the sales group using new and existing studies
ii.	Work with outside researchers to set up new studies that will support and extend the benefits of PHLI’s line of endurance products
iii.	Design, solicit and review study protocols to be conducted by outside investigators
iv.	Analyze any existing research that can be submitted for publication and used in marketing and sales efforts
v.	Assist in getting studies published
vi.	Liaison with potential licensees for PHLI technology

b.	Marketing/Communications
i.	Analyze existing sales data and tactics
ii.	Implementation of the 2011 marketing plan based upon the agreed to product and messaging goals
iii.	Implementation of the communication plan that includes but is not limited to Nutrition Handbook, Nutrition Edge Program, Editorial content, and our new PHLI Ad campaign
iv.	Work with our Pro Athletes to coordinate their involvement in corporate ads, editorials, nutrition handbook content, nutrition edge content, and overall messaging.
v.	Manage outside creative group to develop creative elements to implement plan including consumer ads and trade brochures
vi.	Coordinate with Tara Hart implementation of our internet messaging
vii.	Track and manage compliance with our advertising partners

c.	New products
i.	Continued development of Accel Recover Bar, 2nd Surge to launch by April 2011, and other potential products for later 2011 – 2012 implementation
ii.	Work with outside formulators to develop commercially viable products

d.	Other
i.	Author articles as requested for submission to specialty sports journals
ii.	Give lectures and talks as requested to consumers and trade on endurance nutrition

III.	Time Requirement
a.
It is estimated that Signal Nutrition would spend a minimum of 120 hours per month in execution of this agreement. Signal Nutrition shall provide its services under this agreement only through Dr. Robert Portman.

IV.	Compensation
a.
PacificHealth laboratories will pay Signal Nutrition a monthly fee of $16,000 on the first of every month, commencing on March 1, 2011.  However it will be deferred until the PHLI’s cash position can afford to make the payments,   estimated to be at or about July 1, 2011.

b.
A bonus payout if PHLI exceeds its budgeted sales and profit plan for 2011. This bonus will be at the discretion of Fred Duffner with board approvals as necessary, from which Dr. Robert Portman must abstain.

c.	Additionally PacificHealth laboratories will pay any travel expenses for travel requested and approved by PacificHealth Laboratories
d.	After 2011 both parties will review the monthly fee and, if necessary, make any adjustments based on future anticipated activity.

V.	Covenant Not to Compete

During the period in which Signal Nutrition and Dr. Portman perform services under this Agreement, neither Signal Nutrition and Dr. Portman shall, without the prior written consent of the Company, directly or indirectly, render services of a business, professional or commercial nature (whether for compensation or otherwise) to any person or entity competitive with the business engaged in by the Company or any of its subsidiaries, or serve as an officer, director, employee, partner, member, owner, consultant or independent contractor in any entity which is competitive with the business engaged in by the Company or any of its subsidiaries.  Signal Nutrition and Dr. Portman acknowledge that the restrictions contained in this Section V of this Agreement are fair and reasonable to protect the legitimate interests of the Company, are not unreasonably burdensome to Signal Nutrition or Dr. Portman, and are supported by adequate consideration.

VI.	Term and Termination
a.
This agreement shall continue indefinitely but can be terminated by either party for any reason on thirty (30) days prior notice. PacificHealth laboratories will be  responsible for paying any fees or approved travel expenses thru the date of termination.

Robert, it is now time to execute the plan.  I look forward to continuing to work together to turn PHLI around and return it to profitability in 2011.

Sincerely,	Agreed To Dr. Robert Portman

/s/Frederick Duffner	/s/Robert Portman
Fred Duffner, CEO	Robert Portman
PacificHealth Laboratories, Inc.	Signal Nutrition LLC